UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CF INDUSTRIES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2697511
(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

4 Parkway North, Suite 400
Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $0.01 par value per share (including preferred stock purchase rights)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

CF Industries Holdings, Inc., a Delaware corporation (the “Company”), registered its common stock, par value $0.01 per share, together with preferred stock purchase rights (the “Rights”) governed by a rights agreement dated as of July 21, 2005 (the “Initial Rights Agreement”), on a registration statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2005 and amended by Amendment No. 1 thereto filed with the SEC on September 3, 2010 (such registration statement, as so amended, the “Registration Statement”).

On March 16, 2015, the board of directors (the “Board”) of the Company approved, and the Company and Computershare Inc., as successor rights agent under the Initial Rights Agreement, as amended as of August 31, 2010 (such amendment, the “First Amendment,” and the Initial Rights Agreement, as so amended, the “Amended Initial Rights Agreement”), entered into an amendment (the “Second Amendment”) to the Amended Initial Rights Agreement (the Amended Initial Rights Agreement, as so amended, the “Rights Agreement”). The Second Amendment changes the expiration date of the Rights from (a) 5:00 P.M., New York City time, on July 21, 2015, or such later date as may be established by the Board prior to the expiration of the Rights to (b) 5:00 P.M., New York City time, on March 31, 2015. As a result of the Second Amendment, all Rights outstanding under the Rights Agreement will expire at 5:00 P.M. (New York City time) on March 31, 2015, unless the Rights are earlier redeemed or exchanged by the Company pursuant to the Rights Agreement.

This amendment to the Registration Statement is being filed in connection with the Second Amendment and amends and restates items 1 and 2 of the Registration Statement in their entirety.

Item 1.  Description of Registrant’s Securities to be Registered.

The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 have been designated Series A Junior Participating Preferred Stock. As of January 31, 2015, there were 47,907,912 shares of the Company’s common stock outstanding and no shares of the Company’s preferred stock outstanding.

The following description briefly summarizes certain information regarding the capital stock of the Company. This information does not purport to be complete and is subject in all respects to and qualified in its entirety by reference to the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL, and the Company’s certificate of incorporation and bylaws. The Company’s certificate of incorporation and bylaws, copies of which are included as exhibits to this registration statement, are incorporated by reference herein.

Common Stock

The outstanding shares of the Company’s common stock are fully paid and nonassessable. The holders of the Company’s common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors. The holders of the Company’s common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the Company’s common stock.

Subject to the rights and preferences applicable to any shares of the Company’s preferred stock outstanding at the time, holders of the Company’s common stock are entitled to receive dividends when and as declared by the Company’s board of directors from funds legally available therefor. In the event of any liquidation, dissolution or winding-up of the Company’s affairs, after payment of all of the Company’s debts and liabilities and subject to the rights and preferences applicable to any shares of the Company’s preferred stock outstanding at the time, the holders of the Company’s common stock will be entitled to receive the distribution of the Company’s remaining assets.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “CF.” The transfer agent and registrar for the Company’s common stock is Computershare.

Preferred Stock

The Company’s board of directors has the authority, without further action by the Company’s stockholders, to issue up to 50,000,000 shares of the Company’s preferred stock in one or more classes or series and (other than in the case of the preferred stock designated as Series A Junior Participating Preferred Stock, the terms of which are set forth in the Company’s certificate of incorporation) to fix for each such class or series the voting powers, if any; the designations, preferences and relative, participating, optional or other special rights; and the qualifications, limitations or restrictions thereof, including, without limitation:

•                  dividend rights and the dividend rate, if any;

•                  the rights and terms of conversion or exchange, if any;

•                  the rights and terms of redemption, if any, and the redemption price; and

•                  rights upon dissolution of, or upon any distribution of the assets of, the Company.

Any or all of the rights of any such class or series of the Company’s preferred stock may be greater than the rights of the Company’s common stock.

The 500,000 authorized shares of Series A Junior Participating Preferred Stock are issuable upon events specified in the Rights Agreement. See “—Rights Plan.”

Certain Provisions of the Company’s Certificate of Incorporation and Bylaws and of Delaware Law

Provisions of the Company’s certificate of incorporation and bylaws and of Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the Company’s common stock.

Removal of directors; filling vacancies on the board of directors

The Company’s certificate of incorporation provides that the Company’s board of directors will consist of not less than three nor more than fifteen members, the exact number of which will be fixed from time to time by the Company’s board of directors.

The Company is in the process of declassifying its board of directors, which is currently divided into three classes. Declassification, however, will not be completed until the Company’s 2015 annual meeting of stockholders, at which time all of the Company’s directors will be elected annually. Under the DGCL, unless otherwise provided in the applicable corporation’s certificate of incorporation, directors serving on a classified board may be removed by the corporation’s stockholders only for cause. The Company’s certificate of incorporation provides that, until the Company’s 2015 annual meeting of stockholders, directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

The Company’s certificate of incorporation and bylaws also provide that any newly created directorships on the Company’s board of directors may only be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may only be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. No decrease in the number of directors constituting the board of directors may have the effect of shortening the term of any incumbent director.

These director removal and vacancy provisions make it more difficult than it would be in the absence of such provisions for a stockholder to remove incumbent directors and gain control of the Company’s board of directors by filling vacancies created by such removal with such stockholder’s own nominees.

From and after the Company’s 2015 annual meeting of stockholders, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Right to call special meetings of stockholders

Under the DGCL, special meetings of the Company’s stockholders may be called by the Company’s board of directors or by such person or persons as may be authorized by the

Company’s certificate of incorporation or bylaws. The Company’s certificate of incorporation and bylaws provide that a special meetings of stockholders may be called by the chairman of the Company’s board of directors, the Company’s president or the Company’s board of directors and also provide that, subject to applicable provisions of the Company’s bylaws, a special meeting of stockholders will be called by the Company’s Secretary upon written request of the holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of common stock entitled to vote at such meeting, such voting power to be calculated in accordance with the bylaws. The Company’s bylaws impose certain procedural requirements on stockholders requesting such a meeting (including the provision of the same information required for stockholder proposals and board nominees at annual meetings under the Company’s advance notice bylaw provisions) and impose qualifications designed to prevent duplicative and unnecessary meetings.

Stockholder action by written consent

The Company’s certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and denies stockholders the ability to act by written consent without a meeting.

Stockholder proposals

At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the board of directors (or any duly authorized committee of the board of directors) or properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must:

•                  be a stockholder of record on the date of the giving of the notice for the meeting and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting; and

•                  have given timely written notice of the business in proper written form to the Company’s Secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Company’s Secretary must set forth (1) as to each matter such stockholder proposes to bring before the annual meeting a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (2) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below):

•                  the name and address of such person;

•                  the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such person;

•                  the nominee holder for, and number of, any shares owned beneficially but not of record by such person;

•                  whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of the Company’s stock;

•                  to the extent known by the stockholder giving the notice or any Stockholder Associated Person, the name and address of any other stockholder supporting the proposal of business on the date of such stockholder’s notice;

•                  a description of all agreements, arrangements or understandings between or among such persons or any other person (including their names) in connection with the proposal of such business by such stockholder;

•                  a description of any material interest of such person in such business;

•                  a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting;

•                  notice whether such person intends to solicit proxies in connection with the proposed matter; and

•                  any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Any information required pursuant to the provisions described in the immediately-preceding paragraph must be supplemented to speak as of the record date for the meeting by the stockholder giving the notice not later than 10 days after such record date. With respect to any stockholder, “Stockholder Associated Person” means (1) any person acting in concert, directly or indirectly, with such stockholder and (2) any person controlling, controlled by or under common control with such stockholder or any Stockholder Associated Person.

At a special meeting of stockholders, only such business will be conducted, and only such proposals will be acted upon, as were specified in the notice of that special meeting. Business transacted at any special meeting will be limited to (1) the purpose(s) stated in the valid stockholder request for such special meeting (see “—Certain Provisions of the Company’s Certificate of Incorporation and Bylaws and of Delaware Law—Special meetings of stockholders”) and (2) any additional matters the Company’s board of directors determines to submit to the stockholders at that special meeting.

Nomination of candidates for election to the Company’s board of directors

Under the Company’s bylaws, only persons who are properly nominated will be eligible for election to be members of the Company’s board of directors. To be properly nominated, a director candidate must be nominated at an annual meeting of stockholders, or at a special meeting called for the purpose of electing directors, by or at the direction of the Company’s board of directors (or any duly authorized committee thereof) or by a stockholder of the Company who:

•                  is a stockholder of record on the date of the giving of the notice for the meeting and on the record date for the determination of stockholders entitled to vote at the meeting; and

•                  has given timely written notice in proper written form to the Company’s Secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices:

•                  in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the Company’s last annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the last annual meeting, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and

•                  in the case of a special meeting of stockholders called for the purpose of electing directors (other than pursuant to a special meeting properly called by holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of the Company’s common stock in accordance with the requirements set forth in the bylaws), not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Company’s Secretary must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and must set forth:

•                  as to each person whom the stockholder proposes to nominate for election as a director:

–                 the name, age, business address and residence address of such person;

–                 the principal occupation or employment of such person;

–                 the class or series and number of shares of the Company’s capital stock that are owned beneficially or of record by such person;

–                 the nominee holder for, and number of, any shares owned beneficially but not of record by such person;

–                 whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of the Company’s stock;

–                 such person’s written representation and agreement that such person (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote as a director on any issue or question to be decided by the Company’s board of directors and (ii) in connection with such person’s candidacy for director of the Company, is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, and has not received and will not receive any such compensation or other payment from any person or entity other than the Company, in each case that has not been disclosed to the Secretary of the Company;

–                 at the request of the Company, such person’s completed and signed questionnaires required of directors and officers and such additional information as necessary to permit the Company’s board of directors to determine such person’s independence under applicable listing standards, SEC rules and any publicly disclosed standards used by the Company’s board of directors in determining and disclosing the independence of the Company’s directors;

–                 any information required to correct any material inaccuracy in or omission from information provided by such person to the Company or its stockholders;

–                 any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•                  as to the stockholder giving the notice and any Stockholder Associated Person:

–                 the name and address of such person;

–                 the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such person;

–                 the nominee holder for, and number of, any shares owned beneficially but not of record by such person;

–                 whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of the Company’s stock;

–                 to the extent known by the stockholder giving the notice or any Stockholder Associated Person, the name and address of any other stockholder supporting the nominees named in the stockholder’s notice for election on the date of such stockholder’s notice;

–                 a description of all agreements, arrangements or understandings between or among such persons or any other person (including their names) pursuant to which the nominations are to be made by the stockholder;

–                 a description of any relationship between or among the stockholder giving notice and any Stockholder Associated Person, on the one hand, and each proposed nominee, on the other hand;

–                 a description of any material interest of such person in such nominations, including any anticipated benefit to such person therefrom;

–                 a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the persons named in its notice;

–                 notice whether such person intends to solicit proxies in connection with the nominations; and

–                 any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Company may also require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Any information required pursuant to the provisions described in this paragraph must be supplemented to speak as of the record date for the meeting by the stockholder giving the notice not later than 10 days after such record date.

The Company’s bylaws include “proxy access” provisions pursuant to which eligible stockholders may include their own nominees for director in the Company’s proxy materials along with the candidates nominated by the Company’s board of directors. The proxy access process under the Company’s bylaws will first be available to stockholders in connection with the Company’s 2016 annual meeting of stockholders. Subject to applicable procedural and other requirements under the Company’s bylaws, the proxy access provisions of the Company’s bylaws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 5% or more of the Company’s outstanding common stock for at least the previous three years to include up to a specified maximum number of director nominees (not more than 20% of the directors in office at the time of the nomination) in the Company’s proxy materials for the annual meeting of stockholders. Nominating stockholders using the proxy access process are required to make certain representations and agreements regarding, among other things, lack of intent to effect a change of control.

Amendment of certificate of incorporation and bylaws

The Company’s certificate of incorporation may be amended by the approval of the holders of a majority of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote thereon.

The Company’s certificate of incorporation and bylaws provide that the holders of a majority of the voting power of the issued and outstanding shares of the Company’s capital stock entitled to vote generally at an election of directors have the power to amend or repeal the Company’s bylaws.

In addition, the Company’s certificate of incorporation grants the Company’s board of directors the authority to amend and repeal the Company’s bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the Company’s certificate of incorporation.

Rights Plan

Pursuant to the Rights Agreement, each share of the Company’s common stock has attached to it one preferred stock purchase right. As long as Rights attach to the Company’s common stock, the Company will issue one Right (subject to adjustment) with each new share of the Company’s common stock so that all shares of the Company’s common stock will have attached Rights. When exercisable, each Right entitles the holder to purchase one one-thousandth of a share of a series of the Company’s preferred stock designated as Series A Junior Participating Preferred Stock at an exercise price of $90, subject to adjustment.

Rights will only be exercisable under limited circumstances specified in the Rights Agreement when the distribution date with respect to the Rights has occurred and the Rights are no longer redeemable by the Company. The distribution date with respect to the Rights would occur upon the earlier of the following, where the term “acquiring person” generally means a person or group that, together with its affiliates and certain other related persons, beneficially owns 15% or more (or, in the case of a person or group meeting certain criteria specified in the Rights Agreement, 20% or more) of the outstanding shares the Company’s common stock, other than as a result of repurchases of stock by the Company or certain inadvertent actions by certain stockholders as set forth in the Rights Agreement:

•                  the close of business on the 10th business day following a public announcement that any person or group has become an acquiring person; and

•                  the close of business on the 10th business day, or such later date as the Company’s board of directors may determine, after the date of the commencement or the date of first public announcement, whichever is earlier, of a tender offer or exchange offer that would result in any person or group becoming an acquiring person.

The Rights will expire at 5:00 P.M. (New York City time) on March 31, 2015.

If any person or group becomes an acquiring person, each Right will entitle its holder, other than such acquiring person and its affiliates and certain other related persons and, under specified circumstances, transferees of the foregoing persons, all of whose Rights will be null and void, to acquire a number of additional shares of the Company’s common stock having a market value of twice the exercise price of such Right. If the distribution date with respect to the Rights has been triggered based on the circumstances described in the first bullet point of the second paragraph under “—Rights Plan,” above, and the Company is involved in a merger or other business combination transaction of a type specified in the Rights Agreement, each Right (other than Rights that have become null and void as described in the immediately-preceding sentence) will entitle its holder to acquire, at the Right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice such Right’s exercise price.

At any time prior to the close of business on the 10th business day following a public announcement that a person or group has become an acquiring person, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (adjusted as appropriate for any stock split, stock dividend or similar transaction), payable in cash, common stock or other consideration that the Company deems appropriate. Promptly upon the Company’s election to redeem the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

At any time after a person or group becomes an acquiring person and prior to any person or group, together with its affiliates and certain other related persons, becoming the beneficial owner of 50% or more of the outstanding shares of the Company’s common stock, the Company’s board of directors may exchange the Rights (other than Rights that have become void as described above), in whole or in part, for one share of the Company’s common stock per Right or for one one-thousandth of a share of the Series A Junior Participating Preferred Stock (or a share of a class or series of the Company’s preferred stock or other security having equivalent rights, preferences and privileges) per Right, subject, in each case, to adjustment.

Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder of the Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for the Company’s common stock or other consideration or for common stock of the acquiring or surviving company or in the event of the redemption of the Rights as described above.

Any of the provisions of the Rights Agreement may be amended by the Company’s board of directors prior to the distribution date with respect to the Rights. After the distribution date, the provisions of the Rights Agreement may be amended by the Company’s board of directors to cure any ambiguity, to correct or supplement any defective or inconsistent provision, to shorten or lengthen any time period or to make changes which do not adversely affect the interests of holders of Rights (other than an acquiring person or its affiliates and certain other related persons). The foregoing notwithstanding, the Rights Agreement may not be amended, other than to cure an ambiguity or to correct or supplement a defective or inconsistent provision of the Rights Agreement, at a time when the Rights are not redeemable.

The Rights are designed to protect the interests of the Company and its stockholders against coercive takeover tactics and to encourage potential acquirers to negotiate with the Company’s board of directors before attempting a takeover. The preferred stock purchase rights theoretically could, but are not intended to, deter takeover proposals that might be in the best interests of the Company’s stockholders.

The foregoing description of the preferred stock purchase rights is not complete and is qualified in its entirety by reference to the Rights Agreement. Copies of the Initial Rights Agreement, the First Amendment and the Second Amendment are included as exhibits to this registration statement and incorporated by reference herein.

Delaware Law

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

•                  prior to that time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•                  at or after that time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

As defined in Section 203 of the DGCL, “business combination” generally includes the following:

•                  mergers or consolidations involving the corporation and the interested stockholder;

•                  sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  transactions involving the corporation that have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; and

•                  receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling, controlled by, or under common control with any of these entities or persons.

Limitations on Liability and Indemnification of Directors and Officers

The Company’s certificate of incorporation limits or eliminates the personal liability of the Company’s directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

•                  for any breach of the director’s duty of loyalty to the Company or its stockholders;

•                  for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

•                  for any transaction from which the director derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s certificate of incorporation and bylaws also authorize the Company to indemnify its officers, directors, employees and other agents to the fullest extent permitted under the DGCL, and the Company may advance expenses to its directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

As permitted by the DGCL, the Company’s certificate of incorporation and bylaws provide that:

•                  the Company must indemnify its directors and officers to the fullest extent permitted by the DGCL and advance expenses to its directors and officers in connection with a legal proceeding, subject to limited exceptions; and

•                  the Company may purchase and maintain insurance on behalf of its current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

The Company has entered into separate indemnification agreements with each of its directors and officers that require the Company to indemnify them to the fullest extent permitted by the DGCL. These indemnification agreements also require the Company to advance any expenses incurred by its directors and officers as a result of any proceeding against them as to which they could be indemnified.

The limited liability and indemnification provisions in the Company’s certificate of incorporation and bylaws and in the indemnification agreements the Company has entered into with its directors and officers may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against the Company’s directors and officers, even though a derivative action, if successful, might otherwise benefit the Company and its stockholders. A stockholder’s investment in the Company may be adversely affected to the extent the Company pays the costs of settlement or damage awards against its directors and officers under these indemnification provisions.

Item 2. Exhibits.

Exhibit Number	Description

4.1

Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to CF Industries Holdings, Inc.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 14, 2014, File No. 333-195936)

4.2

Third Amended and Restated Bylaws of CF Industries Holdings, Inc., effective February 4, 2015 (incorporated by reference to Exhibit 3.1 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2015, File No. 001-32597)

4.3

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to CF Industries Holdings, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 20, 2005, File No. 333-124949)

4.4

Rights Agreement, dated as of July 21, 2005, between CF Industries Holdings, Inc. and Computershare Inc., as successor rights agent (incorporated by reference to Exhibit 4.4 to CF Industries Holdings, Inc.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2005, File No. 333-127422)

4.5

First Amendment to Rights Agreement, dated as of August 31, 2010, by and between CF Industries Holdings, Inc. and Computershare Inc., as successor rights agent (incorporated by reference to Exhibit 4.1 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2010, File No. 001-32597)

4.6

Second Amendment to Rights Agreement, dated as of March 16, 2015, by and between CF Industries Holdings, Inc. and Computershare Inc., as successor rights agent (incorporated by reference to Exhibit 4.3 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2015, File No. 001-32597)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 16, 2015	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
Douglas C. Barnard
Senior Vice President, General
Counsel, and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1

Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to CF Industries Holdings, Inc.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 14, 2014, File No. 333-195936)

4.2

Third Amended and Restated Bylaws of CF Industries Holdings, Inc., effective February 4, 2015 (incorporated by reference to Exhibit 3.1 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2015, File No. 001-32597)

4.3

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to CF Industries Holdings, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 20, 2005, File No. 333-124949)

4.4

Rights Agreement, dated as of July 21, 2005, between CF Industries Holdings, Inc. and Computershare Inc., as successor rights agent (incorporated by reference to Exhibit 4.4 to CF Industries Holdings, Inc.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 11, 2005, File No. 333-127422)

4.5

First Amendment to Rights Agreement, dated as of August 31, 2010, by and between CF Industries Holdings, Inc. and Computershare Inc., as successor rights agent (incorporated by reference to Exhibit 4.1 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2010, File No. 001-32597)

4.6

Second Amendment to Rights Agreement, dated as of March 16, 2015, by and between CF Industries Holdings, Inc. and Computershare Inc., as successor rights agent (incorporated by reference to Exhibit 4.3 to CF Industries Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2015, File No. 001-32597)